Exhibit (a)(5)


May 25, 1999
Denver, Colorado

FOR IMMEDIATE RELEASE

     AIMCO Properties, L.P. ("AIMCO") has extended the expiration date of its offer to purchase up to 10,425 outstanding units of limited partnership interests (the "Units") of Winthrop Growth Investors 1 Limited Partnership to $284 per Unit until June 15, 1999. As of May 24, 1999, approximately 216 Units had been deposited pursuant to AIMCO's offer.

     For additional information, contact River Oaks Partnership Services, Inc., AIMCO's information agent, at (888) 349-2005 or (201) 896-1900.


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